AGREEMENT

         THIS AGREEMENT is made and entered into as of the 31st of October, 1998, by and among SFORZA ENTERPRISES, INC., a Florida corporation (together with its wholly owned subsidiaries, CASTLE ROOM, INC., CLEMATIS BISTRO CORPORATION and SUSHI ENTERPRISES, INC., each a Florida corporation, "SEI"), MAX'S BEACH GRILL, LTD., a Florida limited partnership ("Unique Beach Place"), UNIQUE BRICKELL, LTD., a Florida limited partnership ("Unique Riverfront"), UNIQUE WESTON, LTD., a Florida limited partnership ("Unique Weston") UNIQUE TBA, LTD., a Florida limited partnership ("Unique TBA"), UNIQUE RESTAURANT CONCEPTS, INC., a Florida corporation ("URC"), UNIQUE RESTAURANT CONCEPTS, LTD., a Florida limited partnership ("URCL"), DENNIS MAX ("Max"), BURT RAPOPORT ("Rapoport"), DAN CATALFUMO ("Catalfumo"), JOSEPH VISCONTI ("Joseph"), JAY VISCONTI ("Jay") and DALE BRISSON ("Brisson").

                              PRELIMINARY STATEMENT

         A. Prior to the initial public offering of shares of its common stock in November, 1997 (the "IPO"), SEI owned two adjacent restaurants on Clematis Street in West Palm Beach, Florida, known as Sforza Ristorante and My Martini Grille and was in the planning stage of opening a third restaurant to be known as Sushi Rok (collectively, the "Wholly Owned Restaurants"). The principal shareholders and directors of SEI were Joseph, Jay and Brisson (collectively, the "SEI Founding Shareholders").

         B. In contemplation of the IPO, SEI entered into that certain Funding Agreement dated July 1, 1997 with Unique Beach Place, Unique Riverfront, Unique Weston, URC, Max and URCL (as amended on September 1, 1997 and October 1, 1997, the "Funding Agreement"). Generally, the Funding Agreement contemplated that SEI would apply $3 Million of the net proceeds of the IPO to acquire a 51% equity interest in Unique Beach Place, Unique Weston, Unique Riverfront and a fourth entity to be formed, subsequently organized as Unique TBA. Each of the foregoing partnerships (sometimes hereinafter collectively referred to as the "Operating Partnerships") was organized to own a single restaurant, each of which restaurants would generally replicate the Max's Grill concept previously developed by URC. In addition, the Funding Agreement included provisions relating to the management structure of SEI and the Operating Partnerships and, by execution of a Joinder to the Funding Agreement, the SEI Founding Shareholders agreed to vote their capital stock in SEI consistent with the provisions of the Funding Agreement. It was further contemplated by the parties that the restaurants to be owned by the Operating Partnerships and the Wholly Owned Restaurants would be managed by URC.

         C. As contemplated by the Funding Agreement, Max, Rapoport and Catalfumo (collectively, the "Unique Principals") became members of the Board of Directors of SEI, constituting 50% of the entire Board. The intention of the parties to the Funding Agreement was that the financial performance of the Operating Partnerships would be consolidated, on a line item basis, with SEI's financial statements and the Funding Agreement was structured to accomplish that. After closing of the IPO, the Unique Principals learned that, because of their positions on the Board of Directors of SEI and their affiliation with URC, the entity that would manage all of the restaurants in which SEI had an interest, the United States Securities and Exchange Commission had concluded that the financial results of the Operating Partnerships could not be consolidated with those of SEI on a line item basis. The principal underwriter for the IPO advised that it would be in the best interests of SEI and its shareholders if such consolidation could be permitted. It was suggested that one method by which this might be accomplished would be if the Unique Principals caused other restaurant assets held by their affiliated entities to be acquired by SEI in return for shares that would result in the Unique Principals owning, directly or indirectly, a controlling interest in SEI. This would not only permit consolidation of the financial results of the Operating Partnerships, but would also avoid future conflicts that could arise from a voting deadlock between the Unique Principals and SEI Founding Shareholders on SEI's Board of Directors.

D. In April, 1998, the Unique Principals, Patti Max (Max's wife) and SEI entered into a Letter of Intent with respect to a merger transaction pursuant to which the Unique Principals would cause numerous additional restaurant assets, including their interests in the Operating Partnerships, to be merged into SEI. The Letter of Intent contemplated that the Unique Principals would receive cash and a majority stock position in SEI as a result of the transaction. In addition, the Letter of Intent contempleated that SEI would complete a secondary offering to provide additional capital for expansion of the Max's Grill concept.

         E. After several months of negotiations, SEI and the Unique Principals have determined to abandon their efforts to consummate the transactions contemplated by the Letter of Intent. Changes in market conditions and the resultant impact on valuations and SEI's ability to raise capital were the principal obstacles to the ability to consummate a merger transaction of the nature contemplated by the Letter of Intent. The protracted negotiations also highlighted conflict of interest issues in the existing management structure because of the difficulties of the SEI Founding Shareholders and the Unique Principals sharing positions on SEI's Board of Directors while SEI was seeking to negotiate transactions with the Unique Principals and while URC was managing SEI's restaurants.

         F. In view of the failed merger efforts, the parties discussed alternative solutions and have reach an agreement that, it is believed, will permit complete consolidation of the financial results of the Operating Partnerships with those of SEI and eliminate conflicts of interests between the Unique Principals and SEI. Generally, the agreement involves revising the SEI corporate management structure so that the Unique Principals will not participate therein. In addition, the parties have agreed to certain changes in the manner in which the Wholly Owned Restaurants will be operated and have agreed to resolve certain other pending issues.

         NOW, THEREFORE, the parties hereto intending to be legally bound hereby, for good and valuable consideration the receipt, adequacy and sufficiency of which are hereby acknowledged, agree as follows:

         1. Incorporation of Recitals; Exhibits. The parties hereby agree that the factual matters set forth in the above recitations are true and correct and are hereby incorporated into the Agreement. All exhibits referred to as being annexed hereto are hereby incorporated by this reference into the Agreement as if fully set forth at length herein.

         2. SEI Board Restructuring.

         2.1 Cancellation of Joinder. The Unique Principals, the Operating Partnership, URC and URCL hereby agree with the SEI Founding Shareholders to cancel the Joinder executed by the SEI Founding Shareholders so that, from and after the date hereof, the SEI Founding Shareholders, their successors and assigns, shall have no obligation to vote their capital stock in SEI in favor of any of the Unique Principals being elected to the Board of Directors of SEI. Paragraph 2 of the Funding Agreement (as amended in Paragraph 3 of the Second Amendment to the Funding Agreement) is hereby deleted therefrom in its entirety.

         2.2 Resignations. The Unique Principals shall execute and deliver to SEI resignations of their positions as members of the Board of Directors and as officers of SEI effective as of the close of business on October 31, 1998.

         2.3 Release and Indemnification. SEI shall, simultaneously with the execution hereof, execute and deliver to the Unique Principals a Release and Indemnification Agreement in form of Exhibit A.

         2.4 Advisory Services. Max agrees that, until October 31, 1999, Max shall be available to provide advisory services to SEI and shall serve on an Advisory Board of SEI if one is created; provided, however, that SEI acknowledges that the foregoing will only require an insubstantial amount of Max's time and will not interfere with Max's principal employment as President of URC.

         3. Matters Affecting the Operating Partnerships.

         3.1 Consent to Assignment. URCL has heretofore assigned its limited partnership interests in each of the Operating Partnerships to Unique SEI Holdings, Inc. ("Unique SEI Holdings") pursuant to four Assignment and Contribution Agreements each dated as of the 31st day of January, 1998. Simultaneously with the execution hereof, the SEI Founding Shareholders shall cause the corporate general partner of each of the Operating Partnerships to execute and deliver a consent to these assignments, which consents had previously been verbally given but which had heretofore not been delivered in writing.

         3.2 Amendments to Partnerships Agreements. Simultaneously with the execution hereof, the Unique Principals shall cause Unique SEI Holdings to execute and deliver, the SEI Founding Shareholders shall cause the corporate general partners of each of the Operating Partnerships to execute and deliver, and SEI shall execute and deliver an amendment to the limited partnership agreements of each of the Operating Partnerships in the form annexed hereto as Exhibit B.

         3.3 Union TBA. As of the date hereof, Unique TBA has not selected a location for establishment of a Max's Grill restaurant, although a portion of the $3 Million committed by SEI to the Operating Partnerships has been allocated, as SEI's capital contribution ("TBA Capital"), to Unique TBA. The parties hereby agree that in the event SEI's Board of Directors has not voted to proceed with a designated location ("Location Vote") for development of Unique TBA's Max's Grill restaurant by June 30, 1999, either Unique SEI Holdings or SEI may elect to dissolve, liquidate and terminate Unique TBA by giving written notice of its election to do so any time after June 30, 1999 and prior to a Location Vote. Upon either of such party's election to terminate Unique TBA, the parties shall cooperate in promptly liquidating Unique TBA with the TBA Capital being returned to SEI which may thereafter use the TBA Capital for any purpose deemed appropriate by SEI.

         3.4 Management and License Unaffected. Each of the Operating Partnerships has entered into a License Agreement dated as of December 30, 1997 with URC (the "License Agreements") and all four Operating Partnerships entered into a Management Agreement dated as of December 30, 1997 with URC (the "Operating Partnerships Management Agreement"). The License Agreements and the Operating Partnerships Management Agreement are not affected by this Agreement and remain in full force and effect.

         4. Wholly Owned Restaurants.

         4.1 Termination of Management and Consulting Agreement. URC has heretofore provided certain management and consulting services for the benefit of the Wholly Owned Restaurants pursuant to a Management and Consulting Agreement dated June 1, 1997 between URC and SEI, as amended by an Addendum thereto dated December 30, 1997 (collectively, the "Management Agreement"). The Management Agreement, by its terms, expired on May 31, 1998, although the parties operated pursuant to the Management Agreement thereafter while continuing to negotiate the possible merger transaction. The parties hereby agree that, as of the close of business on October 31, 1998, URC shall cease providing management and consulting services to the Wholly Owned Restaurants and, from and after that date, the Management Agreement shall be terminated and neither SEI nor URC shall have any further obligations thereunder. SEI and URC hereby mutually release each other from any and all claims arising under the Management Agreement and the relationship created thereby.

         4.2 Non-solicitation. URC, URCL, the Unique Principals and each entity in the restaurant or bakery business affiliated with the Unique Principals (collectively, the "Unique Parties") hereby agree that, without the express written consent of SEI: (i) for a period ending twelve (12) months after the date of this Agreement, the Unique Parties shall not solicit for employment any of the individuals that, as of the date hereof, are employed by any of the Wholly Owned Restaurants; and (ii) for a period of six (6) months from the date hereof, the Unique Parties shall not employ any individual employed, as of the date hereof, by any of the Wholly Owned Restaurants (whether or not such person has terminated his employment with a Wholly Owned Restaurant).

         4.3 Payroll Services. Notwithstanding termination of the Management Agreement, URC shall continue to perform the accounting services it performed pursuant to the Management Agreement until close of the current financial period in the third week of November, 1998, and shall continue to perform the payroll services it performed pursuant to the Management Agreement for the Wholly Owned Restaurants until December 31, 1998. URC shall also generate for SEI the forms, such as W-2's, required to satisfy Internal Revenue Service year-end requirements relating to payroll.

         4.4 Miscellaneous. URC hereby consents to, and will not seek to impede, SEI's efforts to hire Melissa Higdon who is presently an employee of URC; provided, however, that URC intends to continue employing Ms. Higdon if she elects not to accept an offer from SEI. SEI shall be entitled to remove from URC's offices the items identified in Exhibit C annexed thereto.

         5. Financial Matters. The parties hereto have heretofore raised numerous claims with respect to financial issues between them including, without limitation, matters relating to the employment and termination of a shared accounting executive, Transmedia public relations matters, pre-opening expenses charged to Unique Riverfront, vendor rebates, possible employee defalcations at Sforza Ristorante, the decision to renovate My Martini and the cost thereof, management fees paid to date pursuant to the Management Agreement and URC's preclusion from earning more substantial management fees during the busy season as a result of termination of the Management Agreement, reasonable compensation to Max for performance of ongoing advisory services to SEI, the cost of architectural plans and specifications relating to renovations of Sforza Ristorante and legal fees and expenses incurred in connection with SEI's potential acquisition of another restaurant and negotiation of the merger transaction. After consideration and analysis of each of these claims, the parties have determined that the respective claims are approximately equal and, accordingly, all monetary claims between SEI, the SEI Founding Shareholders and each of the Operating Partnerships, on the one hand, and the Unique Parties, on the other hand, have been fully resolved so that neither is indebted to the other and each hereby releases the other from any such claims including, without limitation, those enumerated herein.

         6. Representations and Warranties. Each party to this Agreement hereby represents and warrants to the other parties to this Agreement as follows:

         6.1 Due Organization. To the extent that such party is an entity, it is a duly organized and validly existing partnership or corporation under the laws of the State of Florida and has the power and lawful authority to own its properties and to transact the business in which it is currently engaged.

         6.2 Power and Authority. To the extent that such party is an entity, it has full corporate or partnership power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. To the extent that such party is an individual, the individual has the legal capacity to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the other agreements, documents and instruments required to be delivered pursuant to this Agreement and the consummation of the transactions contemplated by this Agreement and each of such agreements, documents and instruments have been duly and validly authorized by such party. No other acts or proceedings on the part of such party are necessary to authorize the performance of this Agreement and the other agreements, documents and instruments required to be delivered pursuant to this Agreement.

         6.3 Valid and Binding Obligation. This Agreement and agreements, documents and instruments required to be delivered pursuant to this Agreement are valid and binding obligations of such party enforceable against such party in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to creditors' rights or by the application of equitable principles when equitable remedies are sought.

         6.4 No Violation. Neither the execution, delivery or performance of this Agreement or the agreements, documents and instruments required to be delivered pursuant to this Agreement, nor the consummation of the transactions contemplated hereby or thereby, will:

            (a) violate or conflict with any provision of the partnership agreement or articles of incorporation or bylaws of such party if it is an entity;

            (b) result in a breach of, or default (or an event which, with notice or lapse of time or both, would constitute a default) under any note, bond, mortgage, contract or other instrument or obligation to which such party is bound; or

            (c) violate any order, judgment, writ, injunction, decree, or any law, statute, rule, ordinance or regulation applicable to such party.

         7. Miscellaneous.

         7.1 Amendment. The parties hereby irrevocably agree that no attempted amendment, modification, termination, discharge or change of this Agreement shall be valid and binding unless the parties shall unanimously agree in writing to such amendment.

         7.2 Notices. Any notice required or permitted to be delivered under the provisions of this Agreement shall be deemed delivered, whether actually received or not, when deposited in a United States Postal Service Depository, postage prepaid, registered or certified, return receipt requested, and addressed to the Partner at the address set forth below, or such other address as shall be specified by written notice delivered to the Partnership:

         If to SEI or SEI       222 Clematis Street
         Founding               Suite 202
         Shareholders:          West Palm Beach, Florida 33401

         with a copy to:        De Martino, Finkelstein, Rose & Virga
                                1818 North Street, N.W., Suite 400
                                Washington, D.C. 20036
                                Attention: Ralph V. De Martino, Esq.


         If to Unique           Unique Restaurant Concepts, Inc.
         Parties:               4900 East Palmetto Park Road, Suite 110
                                Boca Rato, Florida 33432
                                Attention: Dennis Max, President

         with a copy to:        Ruden, McClosky, Smith, Schuster & Russell, P.A.
                                P.O. Box 1900
                                Fort Lauderdale, Florida 33302
                                Attention: Michael H. Krul, Esq.

            All notices, demands and requests shall be effective upon being deposited in the United States mail. However, the time period in which a response to any such notice, demand or request must be given shall commence to run from the date of receipt on the return receipt of the notice, demand or request by the addressee thereof or the date of actual receipt in the case of delivery by other means. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, demand or request when sent.

         7.3 Further Assurances. The parties will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

         7.4 Headings. The headings of the various sections of this Agreement are intended solely for convenience of reference, and shall not be deemed or construed to explain, modify or place any construction upon the provisions hereof.

         7.5 Successors and Assigns. This Agreement and any amendments hereto shall be binding upon and, to the extent expressly permitted by the provisions hereof, shall inure to the benefit of the parties, their respective successors and assigns.

         7.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, and agreed upon venue, to the extent permitted by law, shall be Palm Beach County, Florida.

         7.7 Entire Agreement. This Agreement sets forth all (and is intended by all parties hereto to be an integration of all) of the promises, agreements, conditions, understandings, warranties and representations among the parties hereto and supersedes any and all prior and contemporaneous promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, except as set forth herein.

         7.8 Counterparts. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument.

         7.9 Gender. Wherever the context requires, any pronoun used herein may be deemed to mean the corresponding masculine, feminine or neuter in form thereof and the singular form of any nouns and pronouns herein may be deemed to mean the corresponding plural and vice versa as the case may require.

         7.10 No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

         7.11 Prevailing Party; Attorney's Fees. In the event that any litigation, arbitration or similar administrative or judicial proceeding arises between the parties with respect to the interpretation or enforcement of this Agreement, the parties hereto that are the prevailing parties in such proceeding shall be entitled to recover from the parties hereto that are the non-prevailing parties in such proceeding, their reasonable attorney's and paralegal fees and expenses for all negotiations, proceedings and appeals therefrom, and any post-judgment or award enforcement actions, including bankruptcy proceedings, related thereto.




                     [THIS SPACE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the day and year first above written.

                             SFORZA ENTERPRISES, INC., a Florida corporation

                             By: Gerald J. Visconti, Jr.

                             Title: President


                             CASTLE ROOM, INC., a Florida corporation

                             By: Dale J. Brisson

                             Title: President


                             CLEMATIS BRISTRO CORPORATION, a Florida corporation

                             By: Dale J. Brisson

                             Title: President


                             SUSHI ENTERPRISES, INC., a Florida corporation

                             By: Dale J. Brisson

                             Title: President

                             MAX'S BEACH GRILL, LTD., a Florida limited partnership

                             By: Max's Beach Grille, Inc., a Florida
                                 corporation, its General Partner

                                 By: Dennis Max

                                 Title: President


                             UNIQUE BRICKELL, LTD., a Florida limited partnership

                             By: Unique Brickell, Inc., a Florida corporation,
                                 its General Partner

                                 By: Dennis Max

                                 Title: President


                             UNIQUE WESTON, LTD., a Florida limited partnership

                             By: Unique Weston, Inc., a Florida corporation,
                                 its General Partner

                                 By: Dennis Max

                                 Title: President


                             UNIQUE TBA, LTD., a Florida limited partnership

                             By: Unique TBA, Inc., a Florida corporation, its
                                 General Partner

                                 By: Dennis Max

                                 Title: President

                             UNIQUE RESTAURANT CONCEPTS, INC., a Florida corporation

                                 By: /s Dennis Max

                                 Title: President


                             UNIQUE RESTAURANT CONCEPTS, LTD., a Florida limited partnership

                             By: Unique Restaurant Concepts, Inc., its general
                                 partner

                                 By: /s Dennis Max

                                 Title: President


                             /s  DENNIS MAX
                             -------------------------------------
                             DENNIS MAX


                             /s  BURT RAPOPORT
                             -------------------------------------
                             BURT RAPOPORT


                             /s  DAN CATALFUMO
                             -------------------------------------
                             DAN CATALFUMO


                             /s JOSEPH VISCONTI
                             -------------------------------------
                             JOSEPH VISCONTI


                             /s JAY VISCONTI
                             -------------------------------------
                             JAY VISCONTI


                             /s DALE BRISSON
                             -------------------------------------
                             DALE BRISSON

                                   EXHIBIT A

                     Release and Indemnification Agreement